Exhibit 99.1

August 14, 2014

Dear Shareholder:

Thank you for your investment in Monogram Residential Trust, Inc. (“Monogram”).  We are writing this letter to inform you of important events related to your investment in Monogram.

Exploration of a Potential Listing of Monogram’s Common Stock on a National Securities Exchange

On August 12, 2014, our board of directors (“Board”) authorized us to begin the process of exploring a potential listing on a national securities exchange.  As you know, Monogram is a non-exchange-traded REIT, meaning that our common stock is not listed on a national securities exchange, and there is no established trading market for the company’s shares of its common stock.  As a result, shareholders cannot freely trade their shares at market prices.  Monogram’s Board and management have considered various avenues for providing a liquidity opportunity for shareholders, and, given the size and composition of Monogram’s portfolio and other factors, they believe that listing the company’s common stock on a national securities exchange (a) best positions the company to maximize shareholder value over the long term by giving Monogram access to additional capital to allow it to grow and (b) provides liquidity to those shareholders who may desire to sell.

The Board also believes that current market conditions may be favorable for a listing in the near future. Monogram’s Board and management are currently working with investment bankers and legal counsel to explore a potential listing event. Although Monogram is actively exploring a listing, no guarantees can be made regarding the timing or prospects for a listing and we can make no inferences as to what value the market may assign to Monogram’s shares of common stock should the company decide to become an exchange-listed company. Market factors can change over time, and the Board will make its ultimate decision based on then-prevailing market conditions.

Share Redemption Program (“SRP”) and Distribution Reinvestment Plan (“DRP”) Suspension

As a result of the exploration of a listing, the Board has decided to suspend the SRP and the DRP in order to facilitate the best possible execution for a potential listing on a national securities exchange. The Board will analyze all facts and relevant information it has at the time when making any future decision affecting the SRP.  At this time, it is unknown if and when the SRP will be reinstituted and on what terms.  If and when the Board votes to move forward with a listing, shareholders would have the ability to buy and sell shares on a national securities exchange.

Although the DRP has been suspended, the Board could choose to reinstate it in the future, if they deem it to be in the best interest of shareholders. At this time it is unknown if and when the DRP will be reinstated. Going forward, the Board and management will continue to evaluate the benefit to shareholders of reinstating the DRP.

Estimation of Common Stock Value

The Board first established an estimated per share valuation of Monogram’s common stock that was not based solely on the initial public offering price on March 1, 2013.  In accordance with Monogram’s Third Amended and Restated Policy for Estimation of Common Stock Value (the “Valuation Policy”), Monogram must periodically repeat the process of estimating the per share value of its common stock.  Accordingly, on August

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12, 2014, the Board established an estimated per share valuation of our common stock of $10.41 (the “Valuation”).  The Valuation of $10.41 is an increase from the previous estimated per share valuation of our common stock of $10.03 that was established on March 1, 2013.

The Board determined the Valuation based on the recommendation of the audit committee of the Board (the “Audit Committee”).  The Audit Committee made its recommendation to the Board after it consulted with Monogram’s management and Duff & Phelps, LLC (“D&P”), an independent, third party real estate valuation and appraisal firm engaged by the Audit Committee.  In arriving at its recommendation, Monogram’s management utilized valuation methodologies that they, the Audit Committee, the Board and D&P believe are standard and acceptable in the real estate industry for the types of assets and liabilities held by Monogram.  In addition, D&P provided an opinion to Monogram, the Audit Committee and the Board that the valuation methodologies and assumptions used by management were appropriate and reasonable and that the valuation conclusions were reasonable.

We note that the Valuation may not represent the amount at which our shares would trade on a national securities exchange, the amount you would obtain if you were to sell your shares, or the amount you would obtain in a sale or liquidation of Monogram.  For a detailed description of the valuation methodologies used by Monogram and other limitations related to the Valuation, please refer to our Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on August 14, 2014, a copy of which is available at www.sec.gov or our website at www.monogramres.com.

As we make further progress and decisions, we will continue to communicate with you to keep you informed of important developments related to your investment. For additional information on the important events outlined in this letter we have created a frequently asked questions document or FAQs that is available on our website at www.monogramres.com/news-presentations/FAQ/.

Thank you for your continued support of Monogram.

Sincerely yours,

Mark T. Alfieri

Chief Executive Officer, President,
Chief Operating Officer and Director

Monogram Residential Trust, Inc.

Forward Looking Statements

This letter contains forward-looking statements relating to the business and financial outlook of Monogram Residential Trust, Inc. including, the timing or prospects for a listing, that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including the risk that the company may not decide to list its shares of common stock on a national securities exchange in the near future or at all. Such factors also include those described in the Risk Factors section of Monogram Residential Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.